UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2024

American Well Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39515	20-5009396
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 State Street 26th Floor
Boston, Massachusetts		02109
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 617 204-3500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 Par Value	AMWL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth under Item 5.02 below is incorporated in its entirety herein by reference. The Company's Press Release is furnished as Exhibit 99.1 to this Form 8-K and is incorporated by reference herein.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of President & Co-Chief Executive Officer

Dr. Roy Schoenberg resigned as the President & Co-Chief Executive Officer of American Well Corporation (the “Company”), effective June 13, 2024. Dr. Schoenberg’s decision to resign was related to his appointment as our Executive Vice Chairman as described below and did not involve any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Appointment of Executive Vice Chairman

On June 13, 2024, the Company entered into both a Transition Agreement (the “Transition Agreement”) and an Amended and Restated Employment Agreement (the “Employment Agreement”) with Dr. Schoenberg to become the Company’s Executive Vice Chairman, effective immediately. Pursuant to the Transition Agreement, Dr. Schoenberg (i) will receive an annual base salary of $325,000 (which may increase so that this salary is maintained at a level equal to 50% of the Company’s Chief Executive Officer), (ii) will be eligible for an annual target bonus of 150% of his annual base salary; and (iii) will receive transition benefits equal to $1,950,000 that fully satisfy any potential severance obligations and the full acceleration of all of his outstanding equity awards (except for those awards subject to the Performance Stock Unit Agreement, dated May 11, 2022 (“PSUs”)).

The Employment Agreement provides that if Dr. Schoenberg’s employment as Executive Vice Chairman is involuntarily terminated (terminated without Cause (as defined in the Employment Agreement) or with Good Reason (as defined in the Employment Agreement)), conditioned on Dr. Schoenberg’s execution and non-revocation of a release of claims, Dr. Schoenberg will be entitled to receive the following: Accrued Compensation (as defined in the Employment Agreement) through the date of termination of his employment as Executive Vice Chairman; any earned but unpaid annual bonus amounts, including a pro rata annual bonus for the year in which Dr. Schoenberg’s employment terminates (with such pro rata annual bonus to be based on actual performance); full acceleration of all equity awards (unless otherwise provided in the applicable award agreements) but for the PSUs; and COBRA benefits for a 36 month period following the date of termination. Dr. Schoenberg will not be entitled to any severance payments in the event of a termination of employment for any reason. To the extent applicable, such payments are subject to reduction so that they will not be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code.

The Agreements also include customary confidentiality and assignment of intellectual property obligations, as well as non-competition and non-solicitation restrictions that continue for 24 months following termination of employment.

The foregoing summary description of the Agreements is not complete and is subject to, and qualified in its entirety by reference to, the full text of the Agreements, which are filed as Exhibits 10.1 and 10.2 to this Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is being filed herewith:

10.1	Transition Agreement between American Well Corporation and Dr. Roy Schoenberg, dated June 13, 2024

10.2	Amended and Restated Employment Agreement between American Well Corporation and Dr. Roy Schoenberg, dated June 13, 2024

99.1	Press Release, dated June 13, 2024, issued by American Well Corporation.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN WELL CORPORATION

Date:	June 13, 2024	By:	/s/ Bradford Gay
Bradford Gay Senior Vice President, General Counsel